RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles &
Company, L.P.

Name of Fund:  Loomis Sayles Multi-Asset Income
Fund - Fixed Income

Total Net Assets of Fund:  $58,324,273.87

Issuer:  ROYAL BK SCOTLND GRP PLC

Underwriter(s): See Attached

Affiliated Underwriter in the Syndicate:  Natixis

Date of Purchase:  8/08/16

Date of Offering: 8/08/16

Amount of Purchase :  $1,200,000.00

Purchase Price:  $100.00

Commission or Spread: 1.00%


Check that all the following conditions have been met
(any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue registered
under the Securities Act of 1933 (the "1933
Act") that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment Company Act of 1940,
(iii)"municipal securities" as defined under the Securities Exchange Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or (v) exempt from registration under Rules 144A of the 1933 Act.

	If the securities meet conditions (i), (ii), (iv) or
(v):

X	the issuer of such securities has
been in continuous operation for
not less than three years
(including operations of
predecessors).




If the securities meet conditions (iii):

X	such securities are sufficiently
liquid that they can be sold at or
near their carrying value within a
reasonably short period of time
and are either subject to no greater
than moderate credit risk or, if the
issuer of the municipal securities
(or the entity supplying revenues
or other payments from which the
issue is to be paid) has been in
continuous operation for less than
three years (including any
predecessors), subject to a
minimal or low amount of credit
risk (with determination as to
whether the issue of municipal
securities meeting the preceding
criteria having been made by the
investment adviser/and or
subadviser of the relevant fund).


X	The securities were purchased prior to the end of
the first day of which any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was reasonable
and fair compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by the
Fund, aggregated with purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.

X	No underwriter which is an affiliate of the
Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale (or
part of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.







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		Date: 8/31/16
  Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.
  Special counting rules apply for Rule 144A offerings.





Exhibit 77O(i)